UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2013

SUNSHINE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-54280	36-4678532
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 East Park Avenue, Tallahassee, Florida		32301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (850) 219-7200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2013, Sunshine Savings Bank (the "Bank"), the wholly owned operating subsidiary of Sunshine Financial, Inc., entered into a definitive agreement to purchase the buildings, real estate, fixtures and equipment of two former bank branch offices in Tallahassee, Florida, from Centennial Bank for an aggregate purchase price of $2.1 million, subject to a 30 day due diligence period.  The properties are being acquired as future branch locations of the Bank.  The transaction is expected to close on or about June 26, 2013.

One of the properties is located in the rapidly growing section of Southwood, which is anchored by various agencies of the State of Florida Government.  The second property is situated directly across from Tallahassee Community College and the Lively Technical Institute.  This property is also in the same market area as the Leon County School Board, the Leon County Sheriff’s Department as well as the Leon County and City of Tallahassee Maintenance Departments.  Presently, Sunshine Savings Bank has no banking facilities convenient to either of these two strategically important areas of Western and Southeast Tallahassee.  Management believes that both facilities are located in high traffic growth areas strategically important to the future growth and profitability of the Bank.

The Bank anticipates opening branches at these locations within the next few years.  In the meantime, management has estimated that this acquisition will increase the Bank’s expenses by approximately $10,000 per month, which is expected to be more than offset through an internal reorganization which will be fully implemented no later than June 30, 2013.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the purchase agreements, which are filed as Exhibits 10.1  and 10.2 to this Current Report on Form 8-K.

ITEM 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	Exhibit 10.1	Commercial Contract for the acquisition of property located at 3641 Coolidge Ct., Tallahassee, FL.

	Exhibit 10.2	Commercial Contract for the acquisition of property located at 503 Appleyard Dr., Tallahassee, FL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE FINANCIAL, INC

Date:	May 20, 2013	By:	/s/ Scott A. Swain
Scott A. Swain, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Commercial Contract for the acquisition of property located at 3641 Coolidge Ct., Tallahassee, FL.

Exhibit 10.2	Commercial Contract for the acquisition of property located at 503 Appleyard Dr., Tallahassee, FL.